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                                                                     EXHIBIT 2.2

                     IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

                                                                         [STAMP]

------------------------------------  )
In re                                 )  Chapter 11
                                      )
SUNSHINE MINING AND REFINING          )  Case No. 00-3409 (MFW)
COMPANY, et al.                       )
                                      )  (Jointly Administered)
         Debtors.                     )
                                      )
------------------------------------  )

               ORDER CONFIRMING THE THIRD AMENDED JOINT CHAPTER 11
                  PLAN OF REORGANIZATION OF SUNSHINE MINING AND
                  REFINING COMPANY AND ITS DEBTOR SUBSIDIARIES

         WHEREAS, Sunshine Mining and Refining Company ("Mining"), Sunshine Argentina, Inc. ("Argentina"), Sunshine Precious Metals, Inc. ("Metals"), and Sunshine Exploration, Inc. ("Exploration" and, together with Mining, Argentina and Metals, the "Debtors") having filed the Second Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Sunshine Mining and Refining and Its Debtor Subsidiaries (the "Disclosure Statement"), dated as of October 2, 2000 and Second Amended Joint Chapter 11 Plan of Reorganization, dated as of October 2, 2000, as modified by the Third Amended and Restated Joint Plan of Reorganization of Sunshine Mining and Refining and Its Debtor Subsidiaries, dated as of December 4, 2000 (the "Plan") (a copy of which is attached to this Order as Exhibit A hereof);(1) and

         WHEREAS, on October 2, 2000, upon finding that the Disclosure Statement satisfied the requirements of section 1125 of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), the Court entered an order (the "Disclosure Statement Order"), inter alia,

----------

(1) Unless otherwise defined, capitalized terms used herein shall have the meanings as set forth in the Plan.

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approving the Disclosure Statement, approving the Debtors' ballots and solicitation procedures, fixing the voting and objection deadline with respect to the Plan at 4:00 p.m. on October 31, 2000, fixing the Confirmation Hearing for November 7, 2000 at 2:00 p.m., and approving the forms of notice to be sent to each Class of Claims or Interests, including the notice of the Confirmation Hearing (the "Confirmation Hearing Notice"); and

         WHEREAS, The Altman Group, Inc., the Debtors' Ballot Agent, transmitted the Disclosure Statement, the Disclosure Statement Order, the Confirmation Hearing Notice and related solicitation materials in compliance with the Disclosure Statement Order, and such transmission is attested to in the affidavit of Kenneth L. Altman, sworn to on October 12, 2000 and filed with the Clerk of the Court; and

         WHEREAS, the Debtors caused the Publication Notice and Eurobond Bearer Notice to be published in compliance with the Disclosure Statement Order, and such publication is attested to in the affidavit of Kenneth L. Altman, sworn to on October 12, 2000 and filed with the Clerk of the Court; and

         WHEREAS, as described in the Certification of Counsel Concerning Non-material Modifications to Solicitation Procedures, holders of the Eurobonds were permitted to vote by sending ballots to the Altman Group or to one of the European Securities Clearing Houses, Euroclear or Clearstream.

         WHEREAS, the Debtors filed the affidavit of Kenneth L. Altman, sworn to on November 3, 2000, attesting to the tabulation of all ballots received from holders of Claims entitled to vote under the Plan and attesting to the results of the tabulation, with each Class entitled to vote



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under the Plan having accepted the Plan in satisfaction of the requirements of section 1126 of the Bankruptcy Code; and

         WHEREAS, the Court received objections from the Pension Benefit Guaranty Corporation (the "PBGC"), and the Coeur d'Alene Mines Corporation ("CDMC") and

         WHEREAS, the PBGC and CDMC have withdrawn their objections to the Plan based upon the Plan Proponents having made certain revisions to the Plan; and

         WHEREAS, the Debtors submitted the Affidavit of William W. Davis, the Executive Vice President and Chief Financial Officer of the Debtors, in support of the Plan (the "Davis Affidavit") and the Affidavit of Joseph J. Radecki, Jr., in support of the Plan (the "Radecki Affidavit"); and

         WHEREAS, the Debtors filed a memorandum of law in support of confirmation of the Plan (the "Confirmation Memorandum") and a response to the CDMC objection to the Plan (the "Response"); and

         WHEREAS, the Confirmation Hearing was held on November 7, 2000 and was adjourned in open Court at that time to December 5, 2000 at which time the Court conducted the full Confirmation Hearing; and

         NOW, THEREFORE, the Court having considered the Davis and Radecki Affidavits referred to above, the Confirmation Memorandum, the CDMC objection, the Response, the record of the Confirmation Hearing and the entire record of these Chapter 11 Cases, and after due deliberation thereon;

         IT IS HEREBY DETERMINED, FOUND, ADVISED AND DECREED that:

         1. Core Proceeding (28 U.S.C. Section 157(b)(2)). This Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code and section 105 of the Bankruptcy


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Code to consider confirmation of the Plan and all provisions thereof.
Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2).

         2. Solicitation and Notice. The Disclosure Statement, the Plan, Confirmation Hearing Notice, Disclosure Statement Order, and the ballots were transmitted and served in compliance with the Disclosure Statement Order, the Certificate of Counsel Concerning Non-material Modifications to Solicitation Procedures and the Bankruptcy Rules and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing (including the October 31, 2000 deadline for filing and serving objections to confirmation of the Plan) was given in compliance with the Bankruptcy Rules and the Disclosure Statement Order, and no further notice is required.

         3. The Disclosure Statement provides adequate information as to the provisions of the Plan to Holders of claims against and Equity Interests in the Debtors so as to allow such holders eligible to vote to make an informed judgment to accept or reject the Plan.

         4. The procedures used to distribute and tabulate the ballots were fair; properly conducted and in accordance with the Disclosure Statement Order and the Certificate of Counsel Concerning Non-Material Modifications to Solicitation Procedures and/or all applicable Bankruptcy Rules.

         5. Modifications to the Plan. On December 5, 2000, the Debtors modified the Plan, which modifications are incorporated in the Plan attached hereto as Exhibit A. Those modifications are as follows:

                 a. the incorporation of the terms and conditions of the Agreement in Principle with the Environmental Regulators and The Tribe as set forth in Article XVIII of the Plan which involves, inter alia, the provision of certain consideration to the Environmental Regulators and


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the Tribe in exchange for certain covenants not to sue on potentially significant environmental claims which are the subject of the NRD Actions pending before the Idaho District Court;

                 b. the incorporation of the terms of an agreement with the Pension Benefit Guaranty Corporation providing, inter alia, that Metals and Mining will continue to be sponsors of certain plans related to ERISA and as further described in section 10.7 of the Plan;

                 c. the conditioning of the effectiveness of the Plan upon the approval of a New Consent Decree incorporating the terms of the Agreement in Principle by the Idaho District Court (Plan, Art. XVIII);

                 d. the conditioning of the effectiveness of the Plan upon this Court's approval of a settlement between the Debtors and ASARCO, Inc (Plan, Section 13.2);

         6. The Plan, as modified by the December 5, 2000 modification (the "Modification"), shall constitute the Plan.

         7. The Modification does not adversely affect the treatment of any Claims against or Equity Interests in the Debtors under the Plan.

         8. In accordance with Bankruptcy Rule 3019, all holders of Claims against the Debtors who voted to accept the Plan are hereby deemed to have accepted the Plan, as amended consistent with the Modification.

         9. No holder of a Claim against the Debtors who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Modification.

         10. The filing with the Court of the Plan, as modified by the Modification, on December 5, 2000, the service of same on all persons participating in the Confirmation Hearing and the disclosure of the Modification on the record at the Confirmation Hearing, constitute due and sufficient notice thereof.


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         11. The Modification incorporated in the Plan complies with section
1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

         12. Plan Compliance With Bankruptcy Code (11 U.S.C. Section 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules thereby satisfying 11 U.S.C. Section 1129(a)(l).

                  a. Proper Classification (11 U.S.C. Sections 1122, 1123(a)(11)). The Plan designates thirty (30) Classes of Claims and four (4) Classes of Interests. A reasonable basis exists for the classification of the Claims and Interests in the Plan. Classification of these Claims and Interests is proper and consistent with Section 1122 of the Bankruptcy Code because each Claim and each Interest classified in such Classes is substantially similar to the other Claims and Interests therein. The classification of the Claims and Interests in the Plan is reasonable and necessary to implement the Plan. The Plan thereby satisfies Section 1123(a)(1) of the Code.

                  b. Specified Treatment of Unimpaired Classes (11 U.S.C. Sections 1123(a)(2)). The Plan specifies that Mining Administrative Claims, Mining Tax Claims, Class Mining P, Argentina Administrative Claims, Argentina DIP Claims, Class Argentina P, Metals Administrative Claims, Metals Tax Claims, Class Metals P, Exploration Administrative Claims, Exploration Tax Claims, and Class Exploration P are not impaired under the Plan, thereby satisfying Section 1123(a)(2) of the Bankruptcy Code.

                 c. Specified Treatment of Impaired Classes (11 U.S.C. Section 1123(a)(3)). The Plan specifies the treatment of all impaired Classes, which consist of Class Mining 1, Class Mining 2, Class Mining 3, Class Mining 4, Class Mining 5, Class Mining 6, Class Mining 7, Class Mining 8, Class Mining 9, Class Argentina 1, Class Argentina 2, Class Argentina 3, Class Metals 1, Class Metals 2, Class Metals 3, Class Metals 4, Class Metals 5, Class Metals 6, Class Exploration 1, Class


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Exploration 2, Class Exploration 3, and Class Exploration 4 thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                 d. No Discrimination (11 U.S.C. Section 1123(a)(4)). The Plan provides for the same treatment for each Allowed Claim or Interest in each respective Class unless the holder of such Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                 e. Implementation of the Plan (11 U.S.C. Section 1123(a)(5)).
Article 11 of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                 f. Nonvoting Equity Securities (11 U.S.C. Section 1123(a)(6)). The Plan does not contemplate the issuance of any non-voting equity securities. Thus, section 1123(a)(6) of the Bankruptcy Code is satisfied.

                 g. Continuation of Existing Corporate Officers and Directors (11 U.S.C. Section 1123(a)(7)). In accordance with Section 1123(a)(7) of the Bankruptcy Code, the continuation of certain current directors of the Debtors as a director of the Reorganized Debtors and the continuation of certain current officers of the Debtors as officers of the Reorganized Debtors as set forth in the Plan, is consistent with the interests of creditors and with public policy.

                 h. Impairment of Classes (11 U.S.C. Section 1123(b)(1)). In accordance with section 1123(b)(1) of the Bankruptcy Code, Section 6 of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests under the Plan.

                 i. Rejection of Executory Contracts (11 U.S.C. Section 1123(b)(2)). The Plan constitutes a motion by the Debtors to (a) reject as of the Effective Date all executory contracts and unexpired leases to which such Debtor is a party, except the executory contracts and unexpired leases


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specified in the Exhibit "A" (the "Assumed Contracts Schedule") to the Order
Pursuant to Section 10.1 of the Third Amended Joint Chapter 11 Plan of Reorganization Establishing Procedures for Providing Notice of, and Setting Objection Deadlines to, the Assumption of Executory Contracts and Leases Pursuant to the Plan (the "Cure Claim Order") and (b) assume the executory contracts and unexpired leases specified in the Assumed Contracts Schedule, with cure payments to be made in accordance with the Cure Claim Order.

                  j. Exculpation (11 U.S.C. Section 524(e)). Section 14.4 of the Plan complies with the limitations of section 524(e) of the Bankruptcy Code. The exculpatory language of the Plan is consistent with section 1129(a)(2) and 1125(e) of the Bankruptcy Code. The objection of the PBGC is withdrawn and/or rendered moot as the language requested by the PBGC has been included in the Plan. The Rights of the Environmental Regulators and the Tribe will be governed by the terms of the New Consent Decree rather than Article XIV of the Plan.

         13. Debtors' Compliance With Bankruptcy Code (11 U.S.C. Section 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

         14. Plan Proposed In Good Faith (11 U.S.C. Section 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors' good faith is evident from the record of these hearings and the retention of jurisdiction provision in the Plan is entirely customary and lawful.

         15. Payments For Services Or Costs And Expenses (11 U.S.C. Section 1129(a)(4)). Any payment made or to be made by any Debtor for services or for costs and expenses in or in connection with these Chapter 11 cases, or in connection with the Plan and incident to these Chapter 11 cases,


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has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

         16. Directors, Officers, And Insiders (11 U.S.C. Section 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. To the extent known at this time, the Debtors have disclosed the identity, affiliations and compensation of all existing directors and officers proposed to serve after confirmation of the Plan.

         17. No Rate Changes (11 U.S.C. Section 1129(a)(6)). The Debtors are not subject to any governmental regulatory commissions and section 1129(a)(6) is inapplicable.

         18. Best Interests of Creditors Test (11 U.S.C. Section 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. Specifically:

                a. The liquidation analysis conducted by C1BC World Markets and included in the Disclosure Statement is satisfactory and has not been controverted by other evidence.

                b. With respect to each impaired Class, each holder of a Claim against or an Interest in a Debtor either has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if such Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under section 1111(b)(2) of the Bankruptcy Code.

         19. Acceptance By Certain Classes (11 U.S.C. Section 1129(a)(8)). Mining Administrative Claims, Mining Tax Claims, Class Mining P, Argentina Administrative Claims, Argentina DIP Claims, Class Argentina P, Metals Administrative Claims, Metals Tax Claims, Class Metals P, Exploration Administrative Claims, Exploration Tax Claims, and Class Exploration P are unimpaired and are deemed to have accepted the Plan. Class Mining 1, Class Mining 2, Class


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Mining 3, Class Mining 4, Class Mining 5, Class Mining 6, Class Mining 7, Class
Mining 9, Class Argentina 1, Class Argentina 2, Class Metals 1, Class Metals 2, Class Metals 3, Class Metals 4, Class Metals 6, Class Exploration 1, Class Exploration 2, Class Exploration 3, and Class Environmental are impaired and have voted to accept the Plan. Because Class Mining 8, Class Argentina 3, Class Metals 5, and Class Exploration 4 will not receive any Distributions under the Plan, they are deemed to have rejected the Plan. Because not all impaired Classes of Claims and Interests have accepted the Plan or are deemed to have accepted the Plan, the requirements of section 1129(a)(8) have not been met, thus requiring application of section 1129(b) of the Bankruptcy Code as to those Debtors that are proceeding with confirmation of the Plan.

         20. Treatment Of Administrative And Tax Claims (11 U.S.C. Section 1129(a)(9)). The treatment of Administrative Claims and Priority Non-Tax Claims under Sections 6.1, 6.10, 6.14 and 7.1 of the Plan, respectively, satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Tax Claims under Section 7.2 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

         21. Acceptance By Impaired Classes (11 U.S.C. Section 1129(a)(10)). More than a majority in number and more than two-thirds in dollar amount of the creditors in Class Mining 1, Class Mining 2, Class Mining 3, Class Mining 4, Class Mining 5, Class Mining 6, Class Mining 7, Class Mining 9, Class Argentina 1, Class Argentina 2, Class Metals 1, Class Metals 2, Class Metals 3, Class Metals 4, Class Metals 6, Class Exploration 1, Class Exploration 2, and Class Exploration 3 who voted to accept or reject the Plan accepted the Plan. Therefore, section 1129(a)(10) of the Bankruptcy Code is satisfied.


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         22. Feasibility (11 U.S.C. Section 1129(a)(11)). Confirmation of the
Plan is not likely to be followed by the need for further financial reorganization of the Debtors, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

         23. Payment of Fees (11 U.S.C. Section 1129(a)(12)). All fees under 28 U.S.C. Section 1930 presented to date have been paid or provided for, thereby satisfying section 1129(a)(12) of the Bankruptcy Code. Such fees shall be paid post confirmation to the extent required by 28 U.S.C. Section 1930.

         24. Continuation of Retiree Benefits (11 U.S.C. 1129(a)(13)). From and after the Effective Date, the Reorganized Debtors will be obligated to pay retiree benefits (as defined in section 1114 of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payments of such benefits, subject to any rights to amend, modify, or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable bankruptcy law. Therefore, section 1129(a)(13) of the Bankruptcy
Code is satisfied.

         25. Identification of Plan Proponents (Fed. R. Bankr. P.3016(a)). As required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Plan proponents.

         26. Fair and Equitable: No Unfair Discrimination (11 U.S.C. Section 1129(b)).

                (a) Class Mining 8, Class Argentina 3, Class Metals 5, and Class Exploration 4 Interests. Class Mining 8, Class Argentina 3, Class Metals 5, and Class Exploration 4 are impaired classes of equity interests. Pursuant to section 1129(b) of the Bankruptcy Code, the Court finds that the Plan does not discriminate unfairly, and is fair and equitable with respect to Class Mining 8, Class Argentina 3, Class Metals 5, and Class Exploration 4 Interests. No holder of Claims or Interests junior to the equity interests of Class Mining 8, Class Argentina 3, Class Metals


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5, and Class Exploration 4 will receive or retain any property under the Plan on account of such junior Claims or Interests and no Class of Claims senior to Class Mining 8, Class Argentina 3, Class Metals 5, and Class Exploration 4 is receiving more than full payment, on account of the Claims in such Class. Thus, the Plan satisfies section 1129(b) as to each of the Classes described above.

         27. Principal Purpose of Plan (11 U.S.C. Section 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of section 5 of the Securities Act of 1933. Thus section 1129(d) of the Bankruptcy Code is satisfied.

         28. Assumption and Rejection (11 U.S.C. Section 365(b)). Section 10 of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies section 365(b) of the Bankruptcy Code.

         29. No Substantive Consolidation. The Plan does not seek substantive consolidation of the Debtors and their Estates.

         30. Conditions To Confirmation. The conditions to confirmation set forth in Section 13.1 of the Plan have been satisfied.

         31. Confirmation. The Plan is hereby confirmed. The terms of the Plan are incorporated by reference into, and are an integral part of, this Confirmation Order.

         32. Objections. All of the objections to confirmation of the Plan and all reservations of rights included therein that have not been withdrawn or rendered moot are denied and overruled.

         33. Continued Existence of Estates; Vesting. The Debtors' estates shall continue to exist until the Effective Date of the Plan. On the Effective Date, in accordance with sections 1141(b) and 1141(c) of the Bankruptcy Code, pursuant to the Plan and except as otherwise expressly provided in the Plan, title to all assets and property of the Estates of the Debtors shall pass to, and


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vest in, the Reorganized Debtors free and clear of all Claims, Allowed
Interests, liens changes and other rights of creditors or equity holders arising prior to the Effective Date.

         34. Assumption and Rejection. (a) On the Effective Date, all executory contracts and unexpired leases listed in the Assumed Contract Schedule are deemed assumed and cure payments shall be made in accordance with the Cure Claim Order and (b) on the Effective Date, all executory contracts and unexpired leases not listed in the Assumed Contract Schedule are hereby deemed rejected; provided, however, that, in the event that the Effective Date does not occur and this Confirmation Order is vacated pursuant to the terms and provisions of the Plan or otherwise the time within which the Debtors may assume or reject all such executory contracts and unexpired leases shall be, and it hereby is, extended for a period of thirty (30) days after the date this Order is vacated.

         35. Exculpation.

                 (a) On the Effective Date, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the New Mining Stock and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan: (i) each Holder of a Claim or Interest that voted in favor of the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any Debtors and that did not vote on the Plan or voted against the Plan, shall be deemed to forever release, waive and discharge all Claims (including derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), or their liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or


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unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have, against the Debtors, the Elliott Group, the Stonehill Group, the Eurobond Indenture Trustee and the Mining 9% Notes Indenture Trustee, or any of them, their Estates, all Persons or entities claiming through them, and any of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity.

                 (b) On the Effective Date, the Debtors, their Estates and all Persons claiming through them, and any of their successors, assigns or representatives shall be deemed to have waived, released and discharged all rights or claims, whether based upon tort, fraud, contract or otherwise, and whether arising out of the Debtors' restructuring, DIP Facility, Exit Financing Facility or otherwise, which they possessed or may possess prior to the Effective Date against the Debtors, their Estates, the Elliott Group, the Stonehill Group, the Eurobond Indenture Trustee and the Mining 9% Notes Indenture Trustee, their respective present directors, officers, employees, agents, representatives and attorneys and any of their successors or assigns except as otherwise provided in the Plan or this Order.

                 (c) On the Effective Date, the Debtors, the Reorganized Debtors, the Elliott Group, the Stonehill Group, the Eurobond Indenture Trustee and the Mining 9% Notes Indenture Trustee and their respective members, officers, directors, employees, representatives, counsel or agents shall be deemed released by each of them against the other of or from any and all claims, obligations, rights, causes of action and liabilities for any act or omission in connection with, or arising out of, the Debtors' Chapter 11 cases, including without limiting the generality of the foregoing, the Disclosure


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

Statement, the pursuit of approval of the Disclosure Statement, the pursuit of Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct, and all such Persons, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and under the Bankruptcy Code.

                 (d) Notwithstanding any provision in the Plan or this Order to the contrary, the United States of America shall not be bound by exculpations or releases granted to any non-Debtors. Notwithstanding the foregoing, nothing herein shall be deemed to limit or modify any of the terms and conditions of the Agreement in Principle or the New Consent Decree, including those terms relating to covenants not to sue.

                 (e) The Environmental Regulators and the Tribe shall not be subject to the release provisions of this order; provided, however, that the Environmental Regulators and the Tribe shall be subject to the terms and conditions to be set forth in the New Consent Decree which will incorporate the terms and conditions of the Agreement in Principle, including the mutual covenant not to sue set forth in section 3 thereof

         36. Injunction.

                 (a) Except as provided in the Plan, on the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder of a Debtor that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights:
(a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property other than to enforce any right pursuant to the Plan to a


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

distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to subsection "(a)" above; (c) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                 (b) On the Effective Date, all entities that have held, currently hold or may hold any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner or other proceedings; (b) enforcing, attaching, collecting or recovering in any manner, any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with, or is inconsistent with, the provisions of the Plan.

                 (c) By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section
14.3 of the Plan.

                 (d) Notwithstanding any provision in the Plan or this Order to the contrary, the United


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

States of America shall not be precluded from asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors prior to or after confirmation of the Plan. Notwithstanding the foregoing, nothing herein shall be deemed to limit or modify any of the terms or conditions of the Agreement in Principle or the New Consent Decree, including those terms relating to covenants not to sue. With the exception of the United States, each holder of a Claim or Interest, any trustee for any such holder, any other party in interest, and any of their respective agents, employees, representatives, financial advisors, or attorneys, and any of their successors and assigns, shall be permanently enjoined from taking any of the following actions against the Debtors, any of their respective present or former members, directors, officers, employees, advisors, attorneys, affiliates, subsidiaries or agents, for any act or omission in connection with, relating to, or arising out of, these Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, except for their willful misconduct or gross negligence: (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including without limitation, any proceeding in a judicial, arbitral, administrative or other forum) (other than any actions to enforce any rights or obligations under this Plan); (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind; (d) asserting any right of setoff of any kind, directly or indirectly;
(e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (f) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan.

         37. Injunctions and Automatic Stay. All injunctions or stays provided for in the Chapter 11 cases under section 105 or 362 of the Bankruptcy Code and in existence on the Confirmation Date shall remain in full force and effect until the Effective Date, but shall be of no force and effect thereafter.

         38. Binding Effect Enforceability. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, in accordance with section 1141(a) of the Bankruptcy Code, the Plan, its provisions, and this Order shall be binding upon and inure to the benefit of: (i) the Debtors; (ii) the Reorganized Debtors; (iii) any party to an executory contract of the Debtor; and
(iv) any creditor or equity interest holder of any Debtor, whether or not the Claim or Interest of such creditor or equity interest holder is impaired under the Plan and whether or not such creditor or equity interest holder has accepted the Plan; (v) and their respective successors and assigns. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Order, the Plan and all Plan related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         39. General Authorizations. The Debtors and their officers are hereby authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code to execute and deliver, and take such action as is necessary to effectuate the terms of, the instruments, agreements, and documents contemplated by the Plan, without further order of the Court, and any and all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

         40. Distributions Addresses. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of each allowed claim at the address of such holder as listed on the Schedules, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing, prior to the time distribution is made, of a change of address, including, without limitation, by the filing of a timely proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules. At the request of a beneficial holder of a Claim based on a security, the Debtor shall make the distributions afforded to such claim directly to the beneficial holder; otherwise distributions will be made to the applicable indenture trustees.

         41. Cancellation of Old Common Stock and Issuance of New Common Stock. On the Effective Date, all Old Common Stock shall be canceled and be deemed null and void and in accordance with the Plan (i) Reorganized Mining shall issue the New Mining Stock, (ii) Reorganized Argentina shall issue the New Argentina Stock, (iii) Argentina Newco shall issue Argentina Newco Stock, (iv) Reorganized Metals shall issue the New Metals Stock and (v) Reorganized Exploration shall issue the New Exploration Stock, each in an amount sufficient to permit the distributions thereof contemplated by the Plan.

         42. Termination of DIP Facility. On the Effective Date, the DIP Claims shall be paid in accordance with the terms of the DIP Facility, or as otherwise may be agreed to by the Debtors and the DIP Lenders, and upon such payment the DIP Facility shall be deemed terminated and canceled.

         43. Exit Financing Facility. In connection with the Effective Date, the Reorganized Debtors shall enter into the Exit Financing Facility, dated as of the Effective Date, among the Reorganized Debtors and the Elliott Group and the Stonehill Group (collectively, the "New Lenders"), for the purpose of making any cash payments under the Plan, financing the working capital needs of the Reorganized Debtors from and after the Effective Date and for other general corporate purposes. The Exit Financing Facility will provide the Reorganized Debtors with extensions of credit of up to an aggregate of $5,000,000, subject to the terms and conditions set forth in the agreements and instruments provided for in the Exit Financing Facility. The Reorganized Debtors are authorized to enter into the Exit Financing Facility and all related documents, including security documents, subject to final agreement thereof on such terms as may be agreed upon by the Debtors and the New Lenders, which Exit Financing Facility shall become effective as of the Effective Date. The Reorganized Debtors are hereby authorized to incur obligations (as provided for in the Exit Financing Facility) and, except as may otherwise be provided for in the Exit Financing Facility, grant the New Lenders a first priority security interest in and a lien upon all of the collateral (as such term is defined in the DIP Facility) to secure all such obligations due the New Lenders. The Exit Financing Facility satisfies the condition precedent to effectiveness of the Plan that the Reorganized Debtors shall have sufficient cash to make all cash payments required to be made on the Effective Date pursuant to the terms of the Plan.

         44. On the Effective Date, all of the liens to be created pursuant to the Exit Financing Facility shall be deemed affirmed and/or created. In furtherance of the foregoing, the Reorganized Debtors are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order.

         45. Exemptions Pertaining to New Common Stock and Warrants (11 U.S.C.
Section 1145). By operation of section 1145 of the Bankruptcy Code, the distribution of (i) New Common Stock to be issued under the Plan, (ii) the Warrants pursuant to the New Consent Decree, and (iii) ASARCO Warrants pursuant to the ASARCO Settlement shall be exempt from registration under section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. All such securities so issued shall be freely transferable by the initial recipients thereof (i) except for any such securities received by an underwriter within the meaning of section 1145(b) of the bankruptcy Code and (ii) subject to any restriction contained in the terms of such securities themselves, in the Plan or any documents relating to the Plan.

         46. Exemption from Stamp Tax (11 U.S.C. Section 1146). Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed or trust or other security interest, the making or assignment of any lease or sublease, transfers of real and personal property to the Reorganized Debtors or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall be, and they hereby are, exempt from any stamp, real estate transfer, mortgage recording or similar tax. All transfers to Reorganized Debtors effectuated under the Plan including the assumption, assignment and transfer by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy
Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         47. Plan Supplement. Without need for further order or authorization of the Court, the Debtors and the Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan.

         48. Approvals and Consents. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or other governmental authority with respect to the implementation or consummation of the Plan and any documents or agreements, and any amendments or modifications thereto, any other acts referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto, provided, however, that the Environmental Settlement shall, as provided in the Plan, remain subject to a public comment process and approval by the Idaho District Court.

         49. Failure To Consummate Plan. If the Effective Date does not occur, then (a) the Plan, (b) assumption or rejection of executory contracts or unexpired leases pursuant to the Plan, (c) any document or agreement executed pursuant to the Plan, and (d) any actions, releases, waivers, or injunctions authorized by this Confirmation Order or any order in aid of consummation of the Plan shall be deemed null and void. In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Interests by or against any Debtor or any other Person, to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving such Debtor or otherwise, or to constitute an admission of any sort by any Debtor or any other Person as to any issue, including, without limitation, issues relating to the ownership by or the rights of any Debtor in all or any part of the property owned, sold, held by or in the possession of any Debtor or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

         50. Retention of Jurisdiction. The Court shall retain jurisdiction in accordance with the terms of Article 16 of the Plan, the other provisions of this Confirmation Order and Section

1142 of the Bankruptcy Code. Until these Chapter 11 cases are closed, any party in interest may commence a proceeding in the Court in respect of any matter as to which jurisdiction has been retained.

         51. Notice of Entry of Confirmation Order. In accordance with Bankruptcy Rules 2002 and 3020(c), as promptly as possible after the entry of this Confirmation Order, The Altman Group, Inc., the Debtors' publication agent, shall give notice of the entry of this Confirmation Order by United States first class mail postage prepaid, by hand, or by overnight courier service to (a) the United States Trustee, (b) counsel for the Lenders, (c) the Securities and Exchange Commission in Washington, D.C., (d) the entities who requested notice of the Plan, the Disclosure Statement, and other documents or who objected to the Disclosure Statement or confirmation of the Plan, (e) entities who requested notices under Bankruptcy Rule 2002, (f) all parties to executory contracts or unexpired leases rejected pursuant to the Plan, (g) all parties who have cast a ballot to accept or reject the Plan, and (h) all creditors who have filed proofs of claim in these Chapter 11 Cases or who are scheduled in the Debtors' schedules of assets and liabilities, dated on or about September 7, 2000, or any amendment or modification thereto. The form of the notice of entry of the confirmation order shall be substantially in the form of Exhibit B hereto.

         52. Publication Notice. The Debtors shall post notice of confirmation as promptly as possible on its internet site and include such notice in its filings required by the Securities and Exchange Commission.

         53. Reserve. Until the resolution of all Disputed Claims, the Debtors shall reserve sufficient cash and/or stock as applicable in an amount necessary to provide a distribution to any remaining Disputed Claims as if such Claims had been allowed in the full amount sought by such creditors; provided, that, notwithstanding the existence of any Disputed Claims, on the Effective

Date, the Debtors shall distribute not less than 89.99% of the New Mining Stock to the Gifting Creditors.

         54. Administrative Claim And Rejection Claim Bar Date.

                 (a) Pursuant to Order of this Court the Debtors' claims agent (the "Claims Agent") is:

                           The Altman Group Inc.
                           60 East 42nd Street
                           Suite 1241
                           New York, New York 10165
                           Telephone: 212-681-9600
                           Attention: Sunshine Mining and Refining, et al.

                 (b) General Bar Date For Administrative Claims. Except as otherwise provided in the Plan, unless previously filed, requests for payment of Administrative Claims must be filed and served on the Claims Agent not later than 30 days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims and that do not file or serve such a request by the applicable bar date will be forever barred from asserting Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims will be deemed discharged as of Effective Date. Objections to such requests must be filed and served on the Reorganized Debtors and the requesting party by the latter of (a) 120 days after the Effective Date or (b) 60 days after the filing of the applicable request for payment of Administrative Claims. Unless a dispute exists with respect to the Eurobond Indenture Trustee Fee, the Mining 9% Notes Indenture Trustee Fee or DIP Claims, no request by the holder of any such Fee or Claim need be filed.

                 (c) Bar Date for Professional Compensation. Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file with the Court and serve on Counsel for the Reorganized Debtors, the Elliott Group, the Stonehill Group and the United States Trustee an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be filed and served on the Reorganized Debtors and the requesting party by the later of (i) 90 days after the Effective Date or (ii) 30 days after the filing of the applicable request for payment of the Fee Claim. To the extent necessary, this Order amends and supercedes any previously entered Order of the Bankruptcy Court including the Fee Order, regarding the payment of Fee Claims.

                 (d) Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be served upon the Claims Agent by 5:00 P.M. (EASTERN TIME) ON JANUARY 4, 2001. Any such Claims, proofs of which are not served timely, shall be barred forever from assertion against the Debtors, the Reorganized Debtors, their Estates and/or their assets or property. Unless otherwise ordered by the Bankruptcy Court, all such properly filed Claims, upon allowance thereof, shall be, and shall be treated as, General Unsecured Claims.

           55. Notice of Effective Date. As promptly as possible after the Effective Date, the Debtors shall serve notice of the Effective Date and all bar dates relating thereto on all parties receiving notice of the entry of this Confirmation Order, except that the Debtors shall not be required to publish notice of the Effective Date.

                  56. Findings of Fact, Conclusions of Law. The determinations, findings, judgments, decrees and orders set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. Each finding of fact set forth herein, to the extent it is or may be deemed a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law set forth herein, to the extent it is or may be deemed a finding of fact, shall also constitute a finding of fact.

Dated:  December 5, 2000
        Wilmington, Delaware

                                        /s/ MARY F. WALRATH
                                        ------------------------------
                                        UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A
                                 is not included

                                    EXHIBIT B

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                         )        Chapter 11
                               )
SUNSHINE MINING AND REFINING   )        Case No. 00-3409 (MFW)
COMPANY, et al.                )
                               )        (Jointly Administered)
         Debtors.              )


                NOTICE OF ENTRY OF ORDER CONFIRMING THIRD AMENDED
                 JOINT PLAN OF REORGANIZATION OF SUNSHINE MINING
               AND REFINING COMPANY AND ITS DEBTOR SUBSIDIARIES

TO CREDITORS, EQUITY INTEREST HOLDERS AND OTHER PARTIES IN INTEREST:

         PLEASE TAKE NOTICE THAT the Order Confirming the Third Amended Joint Plan of Reorganization of Sunshine Mining and Refining Company and Its Debtor Subsidiaries (the "Confirmation Order") was signed by The Honorable Mary F. Walrath, United States Bankruptcy Judge, on December 5, 2000, and duly entered and filed in the office of the Clerk of the United States Bankruptcy for the District of Delaware (the "Bankruptcy Court").

         PLEASE TAKE FURTHER NOTICE that the Confirmation Order provides that all proofs of claim with respect to claims arising from the rejection of executory contracts or unexpired leases must be filed with the Debtors' Claims
Agent: The Altman Group, Inc., 60 East 42nd Street, Suite 1241, New York, NY 10165, Attn: Sunshine Mining and Refining, et al. by 5:00 p.m. (Eastern Time) on January 4,2001. Any such Claims, proofs of which are not filed timely, shall be forever barred.

         PLEASE TAKE FURTHER NOTICE that the Confirmation Order is available for inspection at the following locations: (i) the office of the Clerk of the Bankruptcy Court at the United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware, 19801; (ii) IKON Office

Solutions, 901 N. Market Street, Suite 718, Wilmington, Delaware 19801; and/or
(iii) Lason/Delaware Legal Copy, Inc., One Rodney Square, 5th Floor, Wilmington, Delaware 19801.

Dated: December    2000
       Wilmington, Delaware



                                ------------------------------------------------
                                Daniel J. DeFranceschi (No. 2732)
                                John H. Knight (No. 3948)
                                Margreta M. Sundelin (No. 3873)
                                RICHARDS, LAYTON & FINGER, P.A.
                                One Rodney Square
                                P.O. Box 551
                                Wilmington, Delaware 19899
                                (302) 658-6541

                                ATTORNEYS FOR DEBTORS
                                AND DEBTORS IN POSSESSION